Exhibit 99.(d)(29)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Copeland Capital Management, LLC
Dated December 4, 2018, as amended September 17, 2021

SEI INSTITUTIONAL INVESTMENTS TRUST

Small/Mid Cap Equity Fund

Small Cap II Fund

Large Cap Disciplined Equity Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Copeland Capital Management, LLC
Dated December 4, 2018, as amended September 17, 2021

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust
Small/Mid Cap Equity Fund	[REDACTED]
Small Cap II Fund	[REDACTED]
Large Cap Disciplined Equity Fund	[REDACTED]

SEI Investments Management Corporation Copeland Capital Management, LLC

By:	By:

/s/ James Smigiel	/s/ Sofia A. Rosala

Name:	Name:

James Smigiel	Sofia A. Rosala

Title:	Title:

Chief Investment Officer	General Counel and CCO

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